[EXHIBIT 10.11]

                       SDC International, Inc.

August 27, 2001


General Alexander M. Haig, Jr.
1155 Fifteenth Street, NW, Suite 800
Washington, DC 20005

Dear General Haig:

Thank you for your call today accepting our nomination and appointment to the Board of Directors of SDC International, Inc. To confirm our agreement concerning the Board position as well as the separate matter of the consulting agreement, we agree as follows:

1.   Membership on the Board of Directors of SDC International, Inc.
     ---------------------------------------------------------------

Effective upon closing of the Tatra acquisition by SDC International, you will be a member of the Board of Directors of SDC International, Inc. This will be by appointment of our existing Board, which has the authority to fill vacant positions by board vote. The term of Board membership shall be for two (2) years subject to reelection by the stockholders. Upon your joining the Board, Corporate Directors and Officers Liability Insurance will be in effect.

Upon the signing of this agreement, SDC International will grant to you a stock option to purchase 100,000 shares of common stock of SDC International, Inc., at a price per share of $0.40. The option shall terminate ten (10) years after the date of grant and will vest fully upon your becoming a member of the Board of Directors.

In addition, as a member of the Board you will receive five thousand dollars ($5,000) (US) per meeting of the Board. It is envisioned that that Board will meet four (4) times per year. All expenses incurred in relation to your membership on the Board will be reimbursed upon submission of invoices indicating such incurred expenses.

2.   Consulting Agreement
     --------------------

Upon signing of this Agreement, the terms of the Strategic Advisor Agreement (Consulting Agreement) entered into on May 17, 1999 are automatically renewed for an additional two (2) years effective May 17, 2001, except as hereafter modified.

Modification of the terms of the 1999 Strategic Advisor Agreement as renewed: In addition to the 100,000 shares of capital stock issued to you on May 17, 1999 with the original Agreement, you will receive the following additional consideration for renewing the Strategic Advisor Agreement. Effective upon signing of this agreement, SDC International, Inc. will issue to you a fully vested stock option to purchase 300,000 shares of SDC International, Inc. common stock, at a price of $0.40 per share. The option shall terminate ten (10) years after the date of grant.

In accordance with paragraph 2b of the original Strategic Advisor Agreement, you received $75,000 of the $160,000 (US) rightfully earned for your performance as an advisor through October 31, 1999. Upon closure of the Tatra acquisition, the remaining $85,000 owed to you as of October 31, 1999 for your performance as an advisor will be paid to you.

Paragraph 2d of the original Strategic Advisor Agreement is replaced with the following: Company and Advisor agree that the Advisor shall receive additional compensation of one (1) to two (2) percent of the total gross contract value of any contract entered into by SDC International, Inc., Tatra or any of its subsidiaries, for which the Advisor assisted in securing the contract. The chairman of SDC International, Inc. and the Advisor shall agree in writing as to the level of additional compensation prior to the conclusion of such a contract or contracts with the potential customer. Such additional compensation shall be paid to the Advisor in a timely fashion as SDC International, Tatra or any subsidiary receives payment under such contract(s) with a customer.

Further, post-Tatra acquisition, SDC International, Inc. will provide for the Advisor the exclusive use of an office, at no cost to the Advisor, within SDC's offices in Palm Beach Florida.

With the above noted stock options, your total holding is 100,000 shares of common stock of SDC International, Inc. and options to purchase 400,000 shares of SDC International, Inc. stock. We look forward to your continuing association in building our company, and creating excellent value for us and for all our shareholders.

If the foregoing meets with your agreement and acceptance, please sign below and return a copy to me by fax to 561-882-9310.

With warm personal regards.


/s/Ronald A. Adams
-------------------------------         Agreement accepted:
Ronald A. Adams
Chairman of the Board
SDC International, Inc.                 /s/Alexander M. Haig, Jr.
                                        -------------------------------
                                        Alexander M. Haig, Jr.

                                        9/7/01
                                        -------------------------------
                                        Date